Exhibit 10.15

MERCANTILE NATIONAL BANK

DEFERRED COMPENSATION PLAN

This Deferred Compensation Plan (the “Plan”) of Mercantile National Bank, a national banking institution organized and existing under the laws of the United States (the “Bank”) documents a deferred compensation plan approved by the Board by resolution dated October 30, 2000 (the “Effective Date”).

The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Bank.  This Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1
Definitions

Whenever used in this Plan, the following words and phrases shall have the meanings specified:

1.1           “Beneficiary” means each designated person, or the estate of a deceased Participant, entitled to benefits, if any, upon the death of a Participant determined pursuant to Article 7.

1.2           “Board” means the Board of Directors of the Bank as from time to time constituted.

1.3           “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to designate one or more beneficiaries.

1.4           “Code” means the Internal Revenue Code of 1986, as amended.

1.5           “Compensation” means the salary and bonus that would be paid to a Participant during a Plan Year by Bank, the parent of Bank and an affiliate of Bank, absent deferrals, less FICA taxes associated with such salary and bonus.

1.6           “Deferral Account” means the Bank’s accounting of a Participant’s accumulated Deferrals, plus accretions to such accumulated Deferrals.

1.7           “Deferrals” means the amount of a Participant’s Compensation which the Participant elects to defer according to this Plan.

1.8           “Election Form” means the form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to make an election under the Plan.

1.9           “Distribution Date” means the date which is 90 days after a Participant’s Termination of Employment.

1.10         “Participant” shall mean any employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a Participation Agreement, an Election Form and a Beneficiary Designation Form, (iv) whose signed Participation Agreement, Election Form and Beneficiary Designation Form are accepted by the Plan Administrator, (v) who commences participation in the Plan, and (vi) whose Participation Agreement has not terminated.

1.11         “Participation Agreement” shall mean a written agreement, as may be amended from time to time, which is entered into by and between the Bank and a Participant.  Each Participation Agreement executed by a Participant and the Bank shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Participation Agreement, the Participation Agreement bearing the latest date of acceptance by the Bank shall supersede all previous Participation Agreements in their entirety and shall govern such entitlement.

1.12         “Plan Administrator” means the plan administrator described in Article 9.

1.13         “Plan Year” means a calendar year except that the initial Plan Year shall commence on the Effective Date of this Plan.

1.14         “Termination of Employment” means that the Participant ceases to be employed by the Bank for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Bank.

Article 2
Selection, Enrollment and Eligibility

2.1           Selection by Plan Administrator.  Participation in the Plan shall be limited to a select group of management and highly compensated employees of the Bank, as determined by the Plan Administrator in its sole discretion.  From that group, the Plan Administrator shall select, in its sole discretion, employees to participate in the Plan.

2.2           Enrollment Requirements.  As a condition to participation, each selected employee shall complete, execute and return to the Plan Administrator a Participation Agreement, an Election Form and a Beneficiary Designation Form, all within thirty (30) days after the employee is notified by the Plan Administrator of his or her selection to participate in the Plan.  In addition, the Plan Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3           Eligibility; Commencement of Participation.  Provided an employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Plan Administrator, including returning all required documents to the Plan Administrator within the specified time period, that employee shall commence participation in the Plan on the first day of the month following the month in which the employee completes all enrollment requirements (the “Participation Date”).  If an employee fails to meet all such requirements within the period required, in accordance with Section 2.2, that employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Plan Administrator of the required documents.

2.4           Termination of Participation and/or Deferrals.  If the Plan Administrator determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 40l(a)(l) of ERISA, the Plan Administrator shall have the right, in its sole discretion, to (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Participant’s membership status changes, (ii) prevent the Participant from making future deferral elections and/or (iii) immediately distribute the Participant’s then vested Deferral Account and terminate the Participant’s participation in the Plan.

Article 3
Deferral Election

3.1           Initial Election.  A Participant shall make an initial deferral election under this Plan by delivering to the Plan Administrator a signed Participation Agreement, Election Form and Beneficiary Designation Form within thirty (30) days after being notified by the Plan Administrator of selection for participation in the Plan.  The Election Form shall set forth the amount of Compensation to be deferred and shall be effective to defer only Compensation earned as of the calendar month commencing after the date the Election Form is received by the Plan Administrator.

3.2           Election Changes

3.2.1        Generally.  The Participant may modify the amount of Compensation to be deferred annually by filing a new Election Form with the Plan Administrator at any time within a period of thirty (30) days prior to the first day of the Plan Year in which the Compensation is to be deferred.

3.2.2        Unforeseeable Financial Emergency.  If an unforeseeable financial emergency arising from the death of a family member, divorce, sickness, injury, catastrophe or similar event outside the control of the Participant occurs (“Unforeseeable Financial Emergency”), the Participant, by written request to the Plan Administrator, may reduce future deferrals under this Agreement.

Article 4
Deferral Account

4.1           Establishing and Crediting.  The Bank shall establish a Deferral Account on its books for the Participant and shall credit to the Deferral Account the following amounts:

4.1.1        Deferrals.  The Compensation deferred by the Participant as of the time the Compensation would have otherwise been paid to the Participant.

4.1.2        Accretions.  At the end of each calendar month and immediately prior to the payment of any benefits, accretions shall be credited to the Deferral Account at a rate equal to the Wall Street Journal Prime Rate plus one and one half percent (1.5%), from time-to-time in effect, compounded monthly; provided, however, that the monthly compounded rate shall not be less than five percent (5%) per annum nor more than nine percent (9%) per annum.

4.2           Statement of Accounts.  The Plan Administrator shall provide to the Participant, within ninety (90) days after the end of each Plan Year, a statement setting forth the Deferral Account balance.

4.3           Accounting Device Only.  The Deferral Account is solely a device for measuring amounts to be paid under this Plan.  The Deferral Account is not a trust fund of any kind.  The Participant is a general unsecured creditor of the Bank for the payment of benefits when due.  The benefits represent the mere Bank promise to pay such benefits.  The Participant’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Participant’s creditors.

Article 5
Benefits During Lifetime

5.1           Benefit.  Upon a Participant’s Termination of Employment, the Bank shall commence the payment to the Participant on the Distribution Date of the benefit described under this Article 5.

5.2           Amount of Benefit.  The amount of the Participant’s Deferral Account as of the date of Termination of Employment (after which no further Deferrals are permissible) plus accretions to the Distribution Date.

5.3           Payment of Benefit.  The Benefit shall be paid in a lump sum or in monthly installments for up to a period of five years, as elected by the Participant on the Election Form, and during the installment period accretions shall continue to be credited to the balance of the Deferral Account as reduced by the Benefit payments.  Monthly installments during a calendar year shall be approximately equal, with adjustments to be made at the beginning of each calendar year based on the Deferral Account balance as of that time; and in the last year of the installment period, the final installment shall be such as to pay the entire remaining balance.

5.4           Hardship Distribution.  If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Plan Administrator to suspend Deferrals of Compensation required to be made by such Participant, to the extent deemed necessary by the Plan Administrator to satisfy the Unforeseeable Financial Emergency.  If suspension of Deferrals is not sufficient to satisfy the Participant’s Unforeseeable Financial Emergency, or if

(i)            reimbursement or compensation by insurance or otherwise; or
(ii)           liquidation of Participant’s assets (to the extent the liquidation would not itself cause severe financial hardship)

cannot satisfy the Participant’s Unforeseeable Financial Emergency, then the Participant may further petition the Plan Administrator to receive a partial or full payout of the Participant’s Deferral Account.  The Participant shall only receive a payment to the extent it is deemed necessary by the Plan Administrator to satisfy the Participant’s Unforeseeable Financial Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the payment and in no event will such amount exceed the balance of the Deferral Account.

If the Plan Administrator, in its sole discretion, approves a Participant’s petition for suspension, the Participant’s deferrals under this Plan shall be suspended as of the date of such approval.  If the Plan Administrator, in its sole discretion, approves a Participant’s petition for suspension and payout, the Participant’s deferrals under this Plan shall be suspended as of the date of such approval and the Participant shall receive a payout from the Plan within sixty (60) days of the date of such approval.

Article 6
Death of Participant

6.1           Death During Active Service.  If the Participant dies while in the employment of the Bank, the Bank shall pay to the Beneficiary one hundred percent (100%) of the Deferral Account balance as of the date of the Participant’s death in a lump sum within thirty (30) days following the Participant’s death.

6.2           Death During Payment of a Benefit.  If the Participant dies after any benefit payments have commenced under this Plan but before receiving all such payments, the Bank shall pay to the Beneficiary the remaining Deferral Account balance as of the date of the Participant’s death in a lump sum within thirty (30) days following the Participant’s death.

6.3           Death After Termination of Employment But Before Benefit Payments Commence.  If the Participant is entitled to benefit payments under this Plan, but dies prior to the commencement of said benefit payments, the Bank shall pay to the Beneficiary the Deferral Account balance as of the date of the Participant’s death in a lump sum within thirty (30) days following the Participant’s death.

Article 7
Beneficiaries

7.1           Beneficiary.  Each Participant shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant.  The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of the Bank in which the Participant participates.

7.2           Beneficiary Designation:  Change: Spousal Consent.  A Participant shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent.  If the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Plan Administrator, must be signed by that Participant’s spouse and returned to the Plan Administrator.  The Participant’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Participant or if the Participant names a spouse as beneficiary and the marriage is subsequently dissolved.  A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Plan Administrator prior to the Participant’s death.

7.3           Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

7.4           No Beneficiary Designation.  If the Participant dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Participant, then the Participant’s spouse shall be the designated Beneficiary.  If the Participant has no surviving spouse, the benefits shall be made to the personal representative of the Participant’s estate.

7.5           Facility of Payment.  If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Participant and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

Article 8
General Limitations

8.1           Termination for Cause.  Notwithstanding any provision of this Plan to the contrary, the Bank shall not pay any benefit under this Plan that is in excess of the Participant’s Deferrals (i.e., accretions previously credited to the Participant’s Deferral Account will be eliminated) if the Board terminates the Participant’s employment for:

(a)           Gross negligence or gross neglect of duties to the Bank;

(b)           Commission of a felony or of a gross misdemeanor involving moral turpitude in connection with the Participant’s employment with the Bank;

(c)           Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Participant’s employment and resulting in an adverse effect on the Bank; or

(d)           The Participant’s becoming subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act (“FDIA”).

Article 9
Administration Of Plan

9.1           Plan Administrator Duties.  This Plan shall be administered by a Plan Administrator which shall consist of the Board, or such Plan Administrator or person(s) as the Board shall appoint.  Members of the Plan Administrator may be Participants under this Plan.  The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

9.2           Agents.  In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

9.3           Binding Effect of Decisions.  The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

9.4           Indemnity of Plan Administrator.  The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

9.5           Bank Information.  To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the Compensation of its Participants, the date and circumstances of their Termination of Employment or death, and such other pertinent information as the Plan Administrator may reasonably require.

Article 10
Claims and Review Procedures

10.1         Claims Procedure.  A Participant or Beneficiary (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

10.1.1      Initiation - Written Claim.  The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

10.1.2      Timing of Plan Administrator Response.  The Plan Administrator shall respond to such claimant within 90 days after receiving the claim.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period -is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

10.1.3      Notice of Decision.  If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)           The specific reasons for the denial,

(b)           A reference to the specific provisions of the Plan on which the denial is based,

(c)           A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d)           An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and

(e)           A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

10.2         Review Procedure.  If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Board of the denial, as follows:

10.2.1      Initiation - Written Request.  To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

10.2.2      Additional Submissions - Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

10.2.3      Considerations on Review.  In considering the review, the Board shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

10.2.4      Timing of Bank Response.  The Board shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Board determines that special circumstances require additional time for processing the claim, the Board can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Board expects to render its decision.

10.2.5      Notice of Decision.  The Board shall notify the claimant in writing of its decision on review.  The Bank shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)           The specific reasons for the denial,

(b)           A reference to the specific provisions of the Plan on which the denial is based,

(c)           A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d)           A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 11
Amendments and Termination

11.1         Termination.  The Bank reserves the right to terminate the Plan at any time with respect to any or all of its Participants, by action of its Board.  Upon the termination of the Plan, the Participation Agreements of the affected Participants shall terminate and their Deferral Account balances shall be paid to the affected Participants in a lump sum within thirty (30) days following such Plan termination.  The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination; provided however, that the Bank shall have the right to accelerate applicable installment payments without a premium or prepayment penalty by paying the Deferral Account balance in a lump sum within thirty (30) days following such termination.

11.2         Amendment.  The Bank may, at any time, amend or modify the Plan in whole or in part by the action of its Board; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Deferral Account balance in existence at the time the amendment or modification is made and (ii) no amendment or modification of this Section 11.2 of the Plan shall be effective.  The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification; provided,.  however, that the Bank shall have the right to accelerate applicable installment payments by paying the Deferral Account balance in a lump sum within thirty (30) days following such amendment.

11.3         Participation Agreement.  Despite the provisions of Sections 11.1 and 11.2 above, if a Participant’s Participation Agreement contains benefits or limitations that are not in this Plan document, the Bank may only amend or terminate such provisions with the consent of the Participant.

Article 12
Miscellaneous

12.1         Binding Effect.  This Plan shall bind the Participant and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

12.2         No Guarantee of Employment.  This Plan is not a contract for employment.  It does not give the Participant the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Participant.  It also does not require the Participant to remain an employee nor interfere with the Participant’s right to terminate employment at any time.

12.3         Non-Transferability.  Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

12.4         Tax Withholding.  The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

12.5         Applicable Law.  The Plan and all rights hereunder shall be governed by the internal laws of the State of California, except to the extent preempted by the laws of the United States of America.

12.6         Unfunded Arrangement.  The Participant and the Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Plan.  The benefits represent the mere promise by the Bank to pay such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Participant’s life is a general asset of the Bank to which the Participant and the Beneficiary have no preferred or secured claim.

12.7         Reorganization.  The Bank shall not merge or consolidate into or with another Bank, or reorganize, or sell substantially all of its assets to another Bank, firm, or person unless such succeeding or continuing Bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Plan or the Bank terminates the Plan and makes lump sum payments of the Participants’ Deferral Account balances.

12.8         Entire Agreement.  This Plan and the Participant’s Participation Agreement constitute the entire agreement between the Bank and the Participant as to the subject matter hereof.  No rights are granted to the Participant by virtue of (i) this Plan other than those specifically set forth herein; or (ii) the Participation Agreement other than those specifically set forth therein.

12.9         Interpretation.  Wherever the fulfillment of the intent and purpose of this Plan requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural

12.10       Alternative Action.  In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Plan, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Plan and is in the best interests of the Bank.

12.11       Headings.  Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

12.12       Validity.  In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

12.13       Notice.  Any notice or filing required or permitted to be given to the Plan Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Senior Vice President Human Resources Department National Mercantile Bancorp 1880 Century Park East, Suite 800 Los Angeles, CA 90067

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

IN WITNESS WHEREOF, the Bank has executed this Plan document as of October 30, 2000.

Bank:

MERCANTILE NATIONAL BANK

By:

Title:

Acknowledged:

NATIONAL MERCANTILE BANCORP

By:

Title:

THIS PARTICIPATION AGREEMENT (this “Agreement”) is entered into as of            20      between Mercantile National Bank a national bank organized and operating under the laws of the United States (the “Bank”), and                                   (“Participant”).

Recital

A.            Participant is a management or highly compensated employee of the Bank, and the Bank desires to have the continued services of Participant.

B.            The Bank has adopted, effective October 30, 2000, the Mercantile National Bank Deferred Compensation Plan (the “Plan”), as may be amended from time to time, and Participant has been selected to participate in the Plan.

C.            Participant desires to participate in the Plan.

Agreement

NOW THEREFORE, it is mutually agreed that:

1.             Definitions.  Unless otherwise provided in this Agreement, the capitalized terms in this Agreement shall have the same meaning as they have in the instrument establishing the Plan (the “Plan Document”).

2.             Integrated Agreement: Parties Bound.  The Plan Document, a copy of which has been made available to Participant, is hereby incorporated into and made a part of this Agreement as though set forth in full in this Agreement.  The parties to this Agreement agree to, and shall be bound by, and have the benefit of, each and every provision of the Plan as set forth in the Plan Document.  This Agreement and the Plan Document, collectively, shall be considered one complete contract between the parties.

3.             Acknowledgment.  Participant hereby acknowledges that Participant has read and understands this Agreement and the Plan Document.

4.             Conditions to Participation.  As a condition to participation in the Plan, Participant must complete, sign, date and return to the Plan Administrator an original copy of this Agreement, an Election Form and a Beneficiary Designation Form, and any other documentation as may in the future be required by the Plan Administrator.

5.             Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon the Bank, its successors and assigns, and Participant.

6.             Governing Law.  This Agreement shall be governed by and construed under the internal laws of the State of California, as in effect at the time of the execution of this Agreement.

IN WITNESS WHEREOF, Participant has signed and the Bank has accepted this Participation Agreement as of the date first written above.

PARTICIPANT:

Date	Signature of Participant

Type or Print Name

AGREED AND ACCEPTED BY THE BANK PLAN ADMINISTRATOR:

Date
Signature of Plan Administrator or Member Thereof

Type or Print Name

2